EXHIBIT 99.1

NeuroMetrix Announces $7.0 Million Private Placement of Preferred Stock

WALTHAM, Mass.— (BUSINESS WIRE) —  July 10, 2017 - NeuroMetrix, Inc. (NASDAQ: NURO) announced today that it has entered into a definitive securities purchase agreement with a healthcare dedicated institutional investor in connection with a private placement of 7,000 shares of Series F convertible preferred stock at a price of $1,000 per share. The Company expects to receive gross proceeds from the offering of $7.0 million, in an initial tranche of $3.5 million and a second tranche, which is subject to shareholder approval and an effective resale registration statement, of $3.5 million. The proceeds of the offering will be used for commercialization of Quell®, the Company's over-the-counter wearable device for relief of chronic pain, in the United States, and for general working capital purposes.

The Series F convertible preferred stock will be convertible at any time into an aggregate of approximately 2,661,597 shares of common stock at a conversion price of $2.63, subject to certain ownership limitations. The Series F convertible preferred stock is only entitled to dividends in the event dividends are paid on the Company's common stock and will not have any preferences over the Company's common stock, including liquidation rights.

The Company is obligated to seek shareholder approval for the issuance of the second tranche of the Series F convertible preferred stock, and will schedule a meeting of its shareholders for that purpose. At that meeting, shareholders will also be asked to approve amendments to 14,053 shares of Series D convertible preferred stock and 7,000 shares of Series E convertible preferred stock held by the investor, which are convertible into an aggregate of 3,759,451 shares of common stock, to provide that the conversion price of such preferred shares will be reset to $2.63 per share retroactively as of July 10, 2017.

The Company will issue no new warrants in connection with the offering. The Company has agreed to issue an aggregate of 3,621 shares of Series F convertible preferred stock at a conversion price of $2.63 per share in exchange for warrants to purchase 4,184,483 shares of its common stock currently held by the investor. These warrants have been determined by an independent valuation firm to have an aggregate fair value of $3,622,220. Following the closing and retirement of these warrants, the Company will have remaining 660,702 outstanding warrants at a weighted average exercise price of $32.13 per share.

The first tranche of the offering is expected to close on or about July 13, 2017, subject to satisfaction of customary closing conditions.

The shares of Series F convertible preferred stock described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investor, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon conversion of or in connection with the Series F convertible preferred stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

 About NeuroMetrix

NeuroMetrix is a commercial stage, innovation driven healthcare company combining neurostimulation and digital medicine to address chronic health conditions including chronic pain, sleep disorders, and diabetes. The company's lead product is Quell, an over-the-counter wearable therapeutic device for chronic pain. Quell is integrated into a digital health platform that helps patients optimize their therapy and decrease the impact of chronic pain on their quality of life. The company also markets DPNCheck®, a rapid point-of-care test for diabetic neuropathy, which is the most common long-term complication of Type 2 diabetes. The company maintains an active research effort and has several pipeline programs, including a therapeutic device for restless leg syndrome. The company is located in Waltham, Massachusetts and was founded as a spinoff from the Harvard-MIT Division of Health Sciences and Technology in 1996.

NeuroMetrix, Inc.
Thomas T. Higgins, 781-314-2761
SVP and Chief Financial Officer
neurometrix.ir@neurometrix.com

Source: NeuroMetrix, Inc.